Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-XXXXX) and related Prospectus of PHX Minerals Inc. for the registration of 2,349,207 shares of Class A Common Stock and to the incorporation by reference therein of our reports dated December 10, 2020, with respect to the consolidated financial statements of PHX Minerals Inc., and the effectiveness of internal control over financial reporting of PHX Minerals Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

October 27, 2021